EXHIBIT NO. 99.1

MCINTOSH BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2004 and 2003

(with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

McIntosh Bancshares, Inc.

Jackson, Georgia

We have audited the consolidated balance sheets of McIntosh Bancshares, Inc. (the Company) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McIntosh Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

February 23, 2005

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

For the Years Ended December 31, 2004 and 2003

Assets
	2004	2003
Cash and due from banks	$5,245,461	$6,251,668
Interest bearing deposits with FHLB	307,048	193,151
Federal funds sold	8,190,000	6,512,000
Investment securities held to maturity (market value of $2,829,951 and $1,564,292)	2,799,614	1,488,321
Investment securities available for sale	46,222,510	48,597,595
Other investments	2,128,393	1,284,992
Loans	233,583,283	202,993,089
Less: Allowance for loan losses	(2,912,623)	(3,177,816)

Loans, net	230,670,660	199,815,273

Premises and equipment, net	5,494,176	4,165,059
Accrued interest receivable	2,024,100	1,778,973
Other assets	8,016,911	6,686,130

Total Assets	$311,098,873	$276,773,162

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Demand	$26,755,195	$22,560,316
Money Market and NOW accounts	95,024,031	83,848,090
Savings	10,945,848	10,617,592
Time deposits of $100,000 or more	60,443,256	52,797,831
Time deposits	64,673,641	64,416,206

Total Deposits	257,841,971	234,240,035
Borrowed funds	22,000,000	14,000,000
Accrued interest payable and other liabilities	2,075,405	1,989,900

Total Liabilities	281,917,376	250,229,935

Stockholders’ equity:
Common stock, par value $2.50; 5,000,000 shares authorized, 1,119,409 shares issued and outstanding,	2,798,523	2,798,523
Surplus	8,905,393	8,905,393
Retained earnings	17,196,988	14,263,823
Accumulated other comprehensive income	280,593	575,488

Total stockholders’ equity	29,181,497	26,543,227

Total Liabilities and stockholders’ equity	$311,098,873	$276,773,162

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2004 and 2003

	2004	2003
Interest income:
Loans, including fees	$15,329,420	$13,808,066
Interest on investment securities:
U.S. Treasury, U.S. Government agency and Mortgage-backed securities	1,284,083	1,237,575
State, county and municipal	461,182	517,467
Other investments	117,899	108,836
Federal funds sold and other short-term investments	90,655	119,272

Total interest income	17,283,239	15,791,216

Interest expense:
Interest-bearing demand and money market	755,198	669,654
Savings	43,410	42,381
Time deposits of $100,000 or more	1,993,256	1,766,529
Other time deposits	2,068,292	2,336,321
Other	614,863	395,097

Total interest expense	5,475,019	5,209,982

Net interest income	11,808,220	10,581,234
Provision for loan losses	457,557	427,072

Net interest income after provision for loan losses	11,350,663	10,154,162

Other Income:
Service charges	1,964,366	1,828,588
Investment securities gains	21,015	12,600
Other real estate owned gains	582	0
Fixed assets (losses)	(9,831)	(84)
Other income	1,290,435	1,428,065

Total other income	3,266,567	3,269,169

Other expenses:
Salaries and employee benefits	5,909,980	5,367,252
Occupancy and equipment	1,115,936	1,041,642
Other operating	2,325,311	1,990,129

Total other expenses	9,351,227	8,399,023

Earnings before income taxes	5,266,003	5,024,308
Income tax expense	1,661,192	1,575,176

Net earnings	$3,604,811	$3,449,132

Net earnings per common share based on average outstanding shares of 1,119,409 in 2004 and 1,119,409 in 2003	$3.22	$3.08

Fully diluted net earnings per common share based on average outstanding shares of 1,126,880 in 2004 and 1,122,007 in 2003.	$3.20	$3.07

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2004 and 2003

	2004	2003
Net Earnings	$3,604,811	3,449,132
Other comprehensive income, net of income tax:
Unrealized gains on securities available for sale:
Holding gains arising during period, net of tax of ($148,828) and ($160,846)	(288,902)	(312,231)
Less: Reclassification adjustment for gains on sale of securities, net of tax of ($3,088)	(5,993)	—

Total other comprehensive (loss)	(294,895)	(312,231)

Comprehensive income	$3,309,916	3,136,901

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net earnings	$3,604,811	$3,449,132
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, accretion and amortization	700,247	814,955
Gain on sales and calls of securities	(21,015)	(12,600)
Provision for loan losses	457,557	427,072
Provision for deferred income taxes	(145,089)	(171,434)
Loss on disposal of equipment	9,831	84
Gain on sale of other real estate	(582)	—
Change in:
Accrued interest receivable and other assets	(1,077,385)	(321,801)
Accrued interest payable and other liabilities	85,505	172,457

Net cash provided by operating activities	3,613,880	4,357,865

Cash flows from investing activities:
Proceeds from maturities and paydowns of securities available for sale	24,393,562	22,571,281
Proceeds from maturities and paydowns of securities held to maturity	705,000	1,022,000
Proceeds from redemption of other investments	550,000	26,300
Proceeds from sales of securities available for sale	1,540,185	—
Proceeds from sales of other real estate	83,945	—
Purchases of securities available for sale	(24,149,857)	(29,266,788)
Purchases of securities held to maturity	(1,996,401)	—
Purchases of other investments	(1,393,401)	(76,300)
Net change in loans	(31,597,824)	(27,085,321)
Purchases of premises and equipment	(1,893,689)	(157,205)

Net cash used by investing activities	(33,758,480)	(32,966,033)

Cash flows from financing activities:
Net change in deposits	23,601,936	29,783,525
Change in other borrowed funds	8,000,000	1,000,000
Dividends paid	(671,646)	(503,735)

Net cash provided by financing activities	30,930,290	30,279,790

Net increase in cash and cash equivalents	785,690	1,671,622
Cash and cash equivalents at beginning of period	12,956,819	11,285,197

Cash and cash equivalents at end of period	$13,742,509	$12,956,819

Supplemental schedule of noncash investing and financing activities:
Change in net unrealized gain on investment securities available-for-sale, net of tax	(294,895)	(312,231)
Transfer of loans to other real estate owned	284,880	—
Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	5,425,772	5,260,906
Income taxes	1,806,000	1,742,000

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

				Accumulated
				Other
	Common		Retained	Comprehensive
For The Years Ended December 31, 2004 and 2003	Stock	Surplus	Earnings	Income	Total
Balance, December 31, 2002	2,798,523	8,905,393	11,318,426	887,719	23,910,061
Net earnings	—	—	3,449,132	—	3,449,132
Change in unrealized gains on securities available for sale	—	—	—	(312,231)	(312,231)
Cash dividend paid, $0.45 per share	—	—	(503,735)	—	(503,735)

Balance, December 31, 2003	2,798,523	8,905,393	14,263,823	575,488	26,543,227
Net earnings	—	—	3,604,811	—	3,604,811
Change in unrealized gains on securities available for sale	—	—	—	(294,895)	(294,895)
Cash dividend paid, $0.60 per share	—	—	(671,646)	—	(671,646)

Balance, December 31, 2004	2,798,523	8,905,393	17,196,988	280,593	29,181,497

McINTOSH BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

McIntosh Bancshares, Inc. and subsidiaries provides a full range of banking and bank-related services to individual and corporate customers in the Georgia counties of Butts, Jasper and Henry and surrounding areas. McIntosh Bancshares, Inc. and subsidiaries are subject to competition from other financial institutions and are also subject to the regulations of certain governmental agencies and undergo periodic examinations by those regulatory authorities.

The accounting and reporting policies of McIntosh Bancshares, Inc. and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the significant accounting policies.

Basis of Presentation

The consolidated financial statements include the accounts of McIntosh Bancshares, Inc (the “Parent Company”) and its wholly-owned subsidiaries, McIntosh State Bank (the “Bank”) and McIntosh Financial Services, Inc., collectively known as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the market valuation reserve on investment securities available for sale. Management believes that the allowance for loan losses is adequate and the market valuation reserve is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with the Federal Home Loan Bank (FHLB) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities

Investment securities held to maturity are reported at cost, adjusted for amortization of premium and accretion of discount. Investment securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity, net of the related tax effect. Other investments are reported at cost and, accordingly, earnings are reported when interest is accrued or when dividends are received.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premium and discount on all noncallable investment securities are amortized and accreted, respectively, to interest income on the straight-line and interest methods over the period to the maturity of the related investment. Premium on callable investment securities is amortized to interest income on a straight-line method over the period to the call date of the related investment. Discount on callable investment securities is accreted to interest income on a straight-line method over the period to maturity of the related investment. Premium and discount on mortgage-backed securities are amortized and accreted, respectively, to interest income using a method which approximates a level yield over the period to maturity of the related security, taking into consideration assumed prepayment patterns.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Gains or losses on disposition are computed by the specific identification method for all securities.

Loans

Loans are reported at the gross amount outstanding net of the valuation allowance for loan losses. Interest income is generally recognized over the terms of the loans based on the principal amount outstanding. Loan origination fees and direct origination costs, which are approximately the same on most loans, are recognized at the time the loan is recorded on the books. If the collectibility of interest appears doubtful, accrual is discontinued. Accrued interest, which appears doubtful of collection, is reversed against interest income if accrued in the current year or charged to the allowance for loan losses if accrued in prior years. Payments received on non-accrual loans are recorded as a reduction to the loan’s balance. Accrual of interest is resumed if management believes a borrower’s financial position has improved.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized when received.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. The Bank’s practice is to charge-off loans when they become 120 days past due or are rated loss. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality and review of specific problem loans.

Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For federal tax reporting purposes, depreciation is computed using primarily accelerated methods.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of foreclosure and is initially recorded at the lower of cost or fair value less estimated disposal costs. Any write-down to fair value within 60 days after transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and valuation adjustments subsequent to 60 days of transfer are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had $201,517 and $0 in other real estate owned at December 31, 2004 and 2003, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings. The carrying amount of goodwill, which is included in other assets in the accompanying consolidated balance sheets, totaled $600,743 at December 31, 2004 and 2003. During 2004 and 2003, there was no charge to earnings for impairment of goodwill.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share

Earnings per common share has been computed based on the weighted average number of shares outstanding during the period, which totaled 1,119,409 for the years ended December 31, 2004 and 2003. The basic earnings per share calculation has been adjusted to reflect the impact of dilutive securities in the form of stock options. The basic and diluted earnings per share for 2004 and 2003 are as follows:

	Net Earnings	Common Shares	Per Share Amount
For the year ended December 31, 2003
Basic earnings per share	$3,449,132	1,119,409	3.08
Effect of dilutive securities	—	2,598	(.01)

Diluted earnings per share	$3,449,132	1,122,007	3.07

For the year ended December 31, 2004
Basic earnings per share	$3,604,811	1,119,409	3.22
Effect of dilutive securities	—	7,471	(.02)

Diluted earnings per share	$3,604,811	1,126,880	3.20

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company’s financial condition or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Mandatorily redeemable financial instruments of nonpublic entities are subject to the provisions of the statement for the first fiscal period beginning after December 15, 2003. The adoption of the statement did not have a material effect on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In November 2003, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34.” The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2003. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2003. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In December 2003, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” The Statement amends Statement No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2004; however all required disclosures of Statement No. 148 are included under the heading “Stock Option Plan.”

In December 2004, the FASB issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). A nonpublic entity, likewise, will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances. Specifically, if it is not possible to reasonably estimate the fair value of equity share options and similar instruments because it is not practicable to estimate the expected volatility of the entity’s share price, a nonpublic entity is required to measure its awards of equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector index instead of the expected volatility of its share price. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). This Statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. This Statement applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The Company expects adoption in the first quarter of 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Option Plan

The Company has a Stock Option Plan under which a maximum of 52,938 shares of Common Stock have been reserved. Options are granted with exercise prices equal to the fair market value of the stock at the date of the grant. These options expire 10 years from the grant date and are 20% vested each year for 5 years. The Plan provides that upon exercise, the number of options awarded will be adjusted for any stock dividends and stock splits occurring since the grant date. Therefore, the number of shares granted and the weighted average exercise prices have been adjusted for any stock dividends or stock splits that have been declared since the first options were granted under the Plan.

SFAS No. 123, “Accounting for Stock Based Compensation,” encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense. As allowed under SFAS No. 123, the Company measures compensation costs for the option plan using the intrinsic value based method of accounting prescribed by APB Option No. 25, “Accounting for Stock Issued to Employees.” Therefore, no compensation expense has been recognized in 2004 and 2003 related to the stock option plan. The effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation is presented in the table below.

	Years Ended December 31,
	2004	2003
Net income, as reported	$3,604,811	$3,449,132
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	66,019	56,242

Pro forma net income	$3,538,792	$3,392,890

Earnings per share:
Basic – as reported	$3.22	$3.08

Basic – pro forma	$3.16	$3.03

Diluted – as reported	$3.20	$3.07

Diluted – pro forma	$3.14	$3.02

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassifications

Certain liabilities and expenses on the statements of condition and income for the year ended December 31, 2003 have been reclassified with no effect on income, to be consistent with the classifications adopted for the year ended December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank on deposit with national banks or in cash. At December 31, 2004 and 2003, the Bank’s reserve requirement was approximately $2,748,000 and $2,343,000, respectively. The Bank maintained cash balances which were adequate to meet the requirements.

NOTE 3.	INVESTMENT SECURITIES

Investment securities at December 31, 2004 and 2003 are as follows:

	Carrying Value	Unrealized Gains	Unrealized Losses	Market Value
Securities Held to Maturity:
December 31, 2004:
U. S. Government Agencies	$1,999,760	$—	$(3,359)	$1,996,401
States and political subdivisions	799,854	33,696	—	833,550

	$2,799,614	$33,696	$(3,359)	$2,829,951

December 31, 2003:
States and political subdivisions	$1,488,321	$75,971	$—	$1,564,292

Securities Available-for-Sale
December 31, 2004:
U. S. Government Agencies and corporations	$22,079,214	$116,815	$(91,828)	$22,104,201
Mortgage-backed securities	13,775,851	81,259	(86,189)	13,770,921
States and political subdivisions	8,942,304	426,868	(20,534)	9,348,638
Corporate debt securities	1,000,000	—	(1,250)	998,750

	$45,797,369	$624,942	$(199,801)	$46,222,510

Securities Available-for-Sale
December 31, 2003:
U. S. Government Agencies and corporations	$22,474,199	$348,917	$(47,624)	$22,775,492
Mortgage-backed securities	14,805,083	110,113	(95,537)	14,819,659
States and political subdivisions	8,946,361	552,744	(2,161)	9,496,944
Corporate debt securities	1,500,000	5,500	—	1,505,500

	$47,725,643	$1,017,274	$(145,322)	$48,597,595

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES (Continued)

Other investments are comprised of the following for the years ending December 31:

	2004	2003
Federal Home Loan Bank	$1,543,400	$700,000
Community Financial Services, Inc.	335,030	335,029
Nexity Financial Corporation	249,963	249,963

	$2,128,393	$1,284,992

The carrying value and estimated market value of investment securities held to maturity and the amortized cost and estimated market value of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

	Investment Securities Held to Maturity		Investment Securities Available for Sale
	Amortized Cost	Market Value	Amortized Cost	Market Value
Due in one year or less	$2,199,743	$2,198,986	$4,810,752	$4,840,616
Due from one to five years	599,871	630,965	18,726,985	18,994,535
Due from five to ten years	—	—	6,579,260	6,730,635
Due after ten years	—	—	1,904,521	1,885,803
Mortgage-backed securities	—	—	13,775,851	13,770,921

	$2,799,614	$2,829,951	$45,797,369	$46,222,510

Gross gains and losses on sales and calls of securities consist of the following for the years ended December 31:

	2004	2003
Gross gains on calls of securities	$11,935	$12,600
Gross gains on sales of securities	16,466	—
Gross losses on sales of securities	(7,386)	—

	$21,015	$12,600

Proceeds from the sales of securities for years ended December 31, 2004 and December 31, 2003 were $1,540,185 and $0, respectively.

Investment securities with a carrying value of $41,171,357 and $36,852,269 at December 31, 2004 and 2003, respectively, were pledged to secure public funds and certain other deposits as required by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position for years ending December 31, 2003 and 2004, respectively.

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2003:
U.S. Government agencies and corporations	$(47,624)	$2,957,038	$—	$—
State and political subdivisions	(2,161)	202,839	—	—
Corporate debt securities	—	—	—	—
Mortgage-backed securities	(95,537)	8,639,828	—	—

Total securities	$(145,322)	$11,799,705	$—	$—

December 31, 2004:
U.S. Government agencies and corporations	$(78,937)	$14,195,914	$(16,250)	$1,983,750
State and political subdivisions	(20,528)	1,236,538	(6)	204,994
Corporate debt securities	(1,250)	998,750	—	—
Mortgage-backed securities	(4,732)	2,673,396	(81,457)	4,887,905

Total securities	$(105,447)	$19,104,598	$(97,713)	$7,076,649

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As of years ended December 31, 2003 and 2004, no debt securities have unrealized losses with aggregate depreciation of 5% or more from their amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies has occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	LOANS

Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Commercial, financial and agricultural	$31,134,460	$24,868,473
Real estate - mortgage	144,055,896	125,729,003
Real estate - construction	42,527,213	36,855,388
Consumer	14,059,355	13,501,198
Tax-exempt	1,806,359	2,039,027

	233,583,283	202,993,089
Less: Allowance for loan losses	(2,912,623)	(3,177,816)

	$230,670,660	$199,815,273

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Butts, Jasper and Henry counties as well as other adjoining counties in Georgia. Although the Bank has a diversified portfolio, a substantial portion is secured by improved and unimproved real estate and is dependent on the real estate market.

The following is a summary of activity in the allowance for loan losses:

	2004	2003
Balance at beginning of year	$3,177,816	$2,839,548
Provision charged to expense	457,557	427,072
Loans charged off	(742,268)	(114,603)
Recoveries of loans previously charged off	19,518	25,799

	$2,912,623	$3,177,816

Impaired loans, consisting solely of loans on nonaccrual status, totaled $1,307,371 and $782,948 at December 31, 2004 and 2003, respectively. Allocations of the general loan loss reserve related to impaired loans totaled $197,611 and $222,931 at December 31, 2004 and 2003, respectively. The average balance for impaired loans in the years ended December 31, 2004 and 2003 was approximately $1,526,000 and $655,000, respectively. There was no interest income recognized on impaired loans for the years ended December 31, 2004 and 2003.

Loans past due ninety days or more and still accruing interest totaled $115,880 and $294,547 at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

	2004	2003
Land	$531,512	$531,512
Buildings	3,815,170	3,803,650
Furniture, fixtures and equipment	3,390,927	2,972,209
Construction in process, substantially complete	1,416,427	—

	9,154,036	7,307,371
Less accumulated depreciation	(3,659,860)	(3,142,312)

	$5,494,176	$4,165,059

Depreciation expense totaled approximately $555,000 and $511,000 in 2004 and 2003, respectively.

NOTE 6.	DEPOSITS

Maturities of time deposits at December 31, 2004 are as follows:

Maturing in:
2005	$68,605,483
2006	24,115,277
2007	14,044,400
2008	11,104,520
2009	7,247,217

$125,116,897

For the years ended December 31, 2003 and 2004 the Bank had $0 and $5,652,000, respectively, in brokered deposits outstanding. The weighted average rate on these deposits was 2.66 percent per annum. Brokered deposits mature through September 15, 2007.

NOTE 7.	OTHER BORROWED FUNDS

The Bank has invested in FHLB stock for the purpose of establishing credit lines with the FHLB. Advances on the credit lines are secured by liens against the Bank’s qualifying real estate loans. Total qualifying real estate loans eligible as collateral amounted to $104,700,000 at December 31, 2004. Outstanding borrowings totaled $22,000,000 and $14,000,000 at December 31, 2004 and 2003, respectively. All advances outstanding at December 31, 2004 carrying fixed and variable interest rates ranging from 2.22 to 3.50 percent per annum, require monthly or quarterly payments of interest only and mature through March 17, 2014. The FHLB has the option to convert $19,000,000 of the advances at dates through March 2009 to advances bearing interest based on the three-month floating LIBOR rate. At December 31, 2004, total credit availability for the Bank totaled approximately $40,000,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	INCOME TAXES

The following are the components of income tax expense for the years ending December 31:

	2004	2003
Current	$1,516,103	$1,746,610
Deferred	145,089	(171,434)

Total income tax expense	$1,661,192	$1,575,176

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2004	2003
Income taxes computed at federal statutory tax rate	$1,790,441	$1,708,265
Increase (decrease) resulting from:
Tax-exempt interest	(183,617)	(177,651)
Nondeductible interest on tax-exempt investments	32,341	17,680
Other, net	22,027	26,882

	$1,661,192	$1,575,176

The following summarizes the components of the net deferred tax asset. The deferred tax asset is included as a component of other assets at December 31, 2004 and 2003:

	2004	2003
Deferred income tax assets:
Allowance for loan losses	$1,010,154	$1,156,525
Pension plan contributions	40,389	40,389
Deferred compensation	267,019	189,679
Other	761	24,416

Total gross deferred tax assets	$1,318,323	$1,411,009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	INCOME TAXES (Continued)

	2004	2003
Deferred income tax liabilities:
Accumulated depreciation on premises and equipment	$(256,692)	$(204,289)
Unrealized gain on investment securities available for sale	(144,548)	(296,464)

Total gross deferred tax liabilities	(401,240)	(500,753)

Net deferred income tax asset	$917,083	$910,256

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

Defined Benefit Pension Plan

The Parent Company sponsors a defined benefit pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Parent Company and compensation rates for the last five years. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be performed in the future.

Pension expense includes the following components:

	2004	2003
Service cost of the current period	$185,241	$147,048
Interest cost on the projected benefit obligation	108,185	90,222
Return on plan assets	(73,900)	(51,403)
Net amortization of prior service cost, transaction
Liability, and net gain	(26,812)	(5,242)

Pension expense, net	$192,714	$180,625

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The following sets forth the funded status of the plan and the amounts included in the accompanying balance sheet:

	2004	2003
Actuarial present value of benefit obligations:
Vested benefit obligation	$1,029,393	$765,142

Accumulated benefit obligation	1,090,620	817,375

Projected benefit obligation	2,262,882	1,695,032
Fair value of assets held in the plan	1,152,580	850,593

Unfunded excess of projected benefit obligation over planned assets	1,110,302	844,439
Net unrecognized gain from changes in assumptions for weighted average discount rate, expected long-term assets, mortality tables, and other actuarial assumptions, Addition of participants and projected earnings	(1,008,075)	(744,834)
Unamortized liability at transition	6,345	8,967

Accrued pension expense liability	$108,572	$108,572

The following table includes a reconciliation of projected benefit obligation for 2004 and 2003:

	2004	2003
Projected benefit obligation beginning of year	$1,695,032	$1,340,955
Service cost	185,241	147,048
Interest cost	108,185	90,222
Distributions	—	(61,476)
Actuarial (gains)/losses	274,424	178,283

Projected benefit obligation end of year	$2,262,882	$1,695,032

The following table includes a reconciliation of the fair value of plan assets for 2004 and 2003:

	2004	2003
Fair value – beginning of year	$850,593	$623,661
Contributions	192,714	180,625
Return on plan assets	109,273	107,783
Distributions	—	(61,476)

Fair value – end of year	$1,152,580	$850,593

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The following table sets forth the assumptions used to compute the estimated pension liability:

	2004	2003
Weighted average discount rate - projected benefit obligation	6.25%	6.25%
Increase in future compensation levels	5.00%	5.00%
Expected long-term rate of return	8.25%	8.25%

In consultation with the plan’s investment management company and actuary, the Parent Company, as plan sponsor, arrives at an assumption for the expected long-term rate of return on plan assets. This rate is intended to reflect the average rate of earnings expected on funds invested given funding obligations, future compensation levels, and inflation. The expected long-term rate of return is not necessarily a reflection of recent experience but rather a historical estimate of future long-term rates of return. Anticipated returns for the plan are not reduced by taxes and assume the plan continues in place for the foreseeable future.

The Parent Company reviews the plan’s asset allocation and investment mix at least annually. Plan assets may be invested in a mix of the following major classes: equity – large cap growth; equity – small cap value; equity – international; intermediate bond; and money market. Investment strategies are based, in part, on the Company’s overall assessment of the state of the economy and its assumed direction, the Federal Reserve Board’s bias in setting monetary policy, fiscal policy and its projected impact, and the direction of short and long-term interest rates. Investment strategies are guided by an investment policy that calls for comparing the investment performance of the investment management company to an appropriate benchmark. This evaluation is conducted over a three-year horizon and also considers the investment manager’s performance relative to their discipline.

The Parent Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses. The Parent Company contributed $192,714 and $180,625 to the plan in 2004 and 2003, respectively.

Profit Sharing Plan

The Parent Company sponsors an Internal Revenue Code Section 401(k) Employee Savings Plan that permits an employee to defer annual cash compensation. The Parent Company’s Board of Directors determines the Parent Company’s contribution, which was approximately $258,000 and $264,000 in 2004 and 2003, respectively.

Deferred Compensation Plans

The Bank has entered into salary continuation agreements with its directors, its chief executive officer and five other officers. In 2004 and 2003, the Bank expensed $203,740 and $166,621, respectively, for the accrual of future salary continuation benefits. The Bank has elected to fund the salary continuation liability with single premium universal life insurance policies. In 2004 and 2003, cash value income totaled $233,147 and $238,694, respectively. As of December 31, 2004 and 2003, other assets included $5,637,743 and $4,684,525, respectively, in surrender value, and other liabilities included salary continuation benefits payable of $703,451 and $499,711, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Deferred Compensation Plans (Continued)

The Bank also maintains split dollar insurance on its chief executive officer. In 2004 and 2003, the increase in cash surrender value recorded in income totaled $11,734 and $11,276, respectively. As of December 31, 2004 and 2003, other assets include accrued cash surrender value of $168,761 and $157,027, respectively.

NOTE 10.	STOCK OPTION PLAN

A summary status of the Company’s Stock Option Plan as of December 31, 2004 and 2003, and changes during the years ending on those dates is as follows:

	2004		2003
	Option Shares	Weighted Average Option Price Per Share	Option Shares	Weighted Average Option Price Per Share
Outstanding, beginning of year	51,219	$30.51	34,031	$29.75
Granted during the year	—	—	17,188	32.00

Outstanding, end of year	51,219	$30.51	51,219	$30.51

Number of shares exercisable	35,969		27,225

Weighted-average fair value of options granted during the year		$—		$7.42

Information pertaining to options outstanding at December 31, 2004 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted - Average Remaining Contractual Life	Weighted - Average Exercise Price	Number Exercisable	Weighted - Average Exercise Price
$29.75 –32.00	51,219	6 years	$30.51	35,969	$29.87

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2004	2003
Dividend yield	N/A	1.40%
Expected life	N/A	10 years
Expected volatility	N/A	0%
Risk-free interest rate	N/A	4.55%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	RELATED PARTY TRANSACTIONS

As of December 31, 2004 and 2003, the Bank had direct and indirect loans outstanding to or for the benefit of certain of the Bank’s executive officers, directors, and their related interests of $1,736,751 and $2,077,607, respectively. During 2004 and 2003, $1,576,548 and $1,855,432 of such loans were made and repayments totaled $1,917,404 and $2,493,856, respectively. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers. These individuals and their related interests also maintain customary demand and time deposit accounts at the Bank which amounted to $4,165,467 at December 31, 2004.

NOTE 12.	STOCKHOLDERS’ EQUITY

The Parent Company and the Bank are subject to various capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following tables) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the tables. The Company’s actual capital amounts and ratios are also presented in the following tables. Capital levels at the Parent Company approximate those of the Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	STOCKHOLDERS’ EQUITY (Continued)

	Well Capitalized Requirement		Adequately Capitalized Requirement		Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2004:
Tier I Capital to Average Assets	$15,332	5.00%	$9,199	3.00%	$28,300	9.2%
Tier I Capital to Risk Weighted Assets	$14,647	6.00%	$9,765	4.00%	$28,300	11.6%
Total Capital to Risk Weighted Assets	$24,412	10.00%	$19,530	8.00%	$31,213	12.8%

As of December 31, 2003:
Tier I Capital to Average Assets	$13,466	5.00%	$8,080	3.00%	$25,367	9.4%
Tier I Capital to Risk Weighted Assets	$12,560	6.00%	$8,373	4.00%	$25,367	12.1%
Total Capital to Risk Weighted Assets	$20,934	10.00%	$16,747	8.00%	$27,991	13.4%

Management believes, as of December 31, 2004, that the Parent Company and the Bank meet all capital requirements to which they are subject.

Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior approval. Under current state banking laws, the approval of the Georgia Department of Banking and Finance will be required if the total of all dividends declared in the calendar year exceeds 50 percent of the net profits for the previous calendar year, and the ratio of equity capital to adjusted total assets is less than 6 percent. At December 31, 2004, stockholders’ equity of the Bank available for the payment of dividends after that date to the Parent Company without prior regulatory approval was approximately $1,816,000.

NOTE 13.	OFF BALANCE-SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2004 and 2003, commitments to extend credit totaled $35,775,188 and $40,332,098, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	OFF BALANCE-SHEET FINANCIAL INSTRUMENTS (Continued)

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2004 and 2003, commitments under letters of credit aggregated $1,063,629 and $881,793, respectively. In 2004 and 2003, the Bank was not required to perform on any letters of credit.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the other party. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties on those commitments for which collateral is deemed necessary.

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Other Investments - The carrying value of other investments is estimated to approximate fair value.

Cash Surrender Value of Life Insurance - The carrying value of cash surrender value of life insurance approximates fair value.

Deposits - The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits are the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Other Borrowed Funds

The fair value of the FHLB variable and fixed rate borrowings approximates their carrying value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Commitments to Extend Credit and Standby Letters of Credit

Off-balance sheet financial instruments (commitments to extend credit and stand-by letters of credit) are generally short-term and at variable interest rates. Therefore, both the carrying value and the fair value associated with these instruments are immaterial.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2004 and 2003 are as follows:

	December 31, 2004		December 31, 2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$13,742,509	$13,742,509	$13,129,866	$13,129,866
Investment securities	49,022,124	49,052,461	50,085,916	50,161,887
Other investments	2,128,393	2,128,393	1,284,992	1,284,992
Loans	230,670,660	233,728,922	199,815,273	204,460,755
Cash surrender value of life insurance	5,806,504	5,806,504	4,841,552	4,841,552
Financial liabilities:
Deposits	$257,841,971	$260,670,185	$234,413,082	$239,107,361
Other borrowed funds	22,000,000	22,000,000	14,000,000	14,000,000

Due to the short-term duration of most of the off-balance-sheet financial instruments (commitments to extend credit and stand-by letters of credit), management has chosen not to defer any fees associated with those instruments. Additionally, most of the off-balance-sheet financial instruments (or their underlying credit instrument) carry variable rates. Therefore, management has determined that both the carrying value and the fair value associated with the off-balance-sheet financial instruments is immaterial.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC.

CONDENSED BALANCE SHEETS

(Parent Only)

	2004	2003
Assets
Cash	$78,144	$127,412
Investment in McIntosh State Bank subsidiary	28,903,908	26,216,933
Investment in McIntosh Financial Services, Inc. subsidiary	59,085	33,490
Other investments	249,963	249,963

Total assets	$29,291,100	$26,627,798

Liabilities and Stockholders’ Equity
Other liabilities	$109,603	$84,571

Total liabilities	109,603	84,571

Stockholders’ equity:
Common stock	2,798,523	2,798,523
Surplus	8,905,393	8,905,393
Retained earnings	17,196,988	14,263,823
Accumulated other comprehensive income	280,593	575,488

Total stockholders’ equity	29,181,497	26,543,227

Total liabilities and stockholder’s equity	$29,291,100	$26,627,798

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC. (Continued)

CONDENSED STATEMENTS OF EARNINGS

(Parent Only)

	2004	2003
Dividend from Bank subsidiary	$650,000	$615,000
Operating expenses	(52,654)	(39,712)

Income before equity in undistributed earnings of subsidiaries	597,346	575,288
Equity in undistributed earnings of subsidiaries	3,007,465	2,873,844

Net earnings	$3,604,811	$3,449,132

CONDENSED STATEMENTS OF CASH FLOWS

(Parent Only)

	2004	2003
OPERATING ACTIVITIES
Cash flows from operating activities:
Net earnings	$3,604,811	$3,449,132
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(3,007,465)	(2,873,844)
Change in other liabilities	25,032	(8,500)

Net cash provided by operating activities	622,378	566,788

FINANCING ACTIVITIES
Cash flows from financing activities, consisting of dividends paid	(671,646)	(503,735)

Net cash flows used by financing activities	(671,646)	(503,735)

Net change in cash	(49,268)	63,053

Cash at beginning of year	127,412	64,359

Cash at end of year	$78,144	$127,412

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	OTHER COMMITMENTS AND OBLIGATIONS

The Bank has entered into operating lease commitments for one banking office and properties for signage and an ATM site. The following table outlines the total annual obligations arising from these leases:

Annual Obligation
2005	$97,383
2006	97,713
2007	96,522
2008	87,671
2009	87,000
2010 and thereafter	480,000

$946,289

NOTE 17.	MISCELLANEOUS OPERATING INCOME AND EXPENSES

Significant components of other operating income and expense included in the consolidated statements of earnings in excess of 1% of interest and other income for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Other operating income:
Secondary market mortgage origination fees	$532,471	$725,736
Increase in cash surrender value of insurance polices	244,881	249,969

Other operating expenses:
Professional fees	$334,935	$281,726
Data processing expenses	307,956	135,135